As filed with the Securities and Exchange Commission on May 18, 2010

Registration No. 333 -45617

 Registration No. 333 -128474

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________________

ROCK OF AGES CORPORATION

(Exact name of issuer as specified in its charter)

VERMONT                                                               03-0153200

(State or other jurisdiction of                                            (I.R.S. Employer

incorporation or organization)                                          Identification No.)

560 Graniteville Road

Graniteville, Vermont 05654

(Address of Principal Executive Offices Including Zip Code)

Rock of Ages Corporation Amended and Restated 1994 Stock Plan

Rock of Ages Corporation 2005 Stock Plan

(Full title of the Plans)

Laura A. Plude

Vice President and Chief Financial Officer

Rock of Ages Corporation

560 Graniteville Road

Graniteville, Vermont 05654

(802) 476-3121

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Michael B. Tule, Esquire

McLane, Graf, Raulerson & Middleton

Professional Association

900 Elm Street, P.O. Box 326

Manchester, New Hampshire 03105-0326

(603) 628-1290

________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

 Rock of Ages Corporation, a Vermont corporation ("Rock of Ages Vermont" or the "Registrant") as successor to Rock of Ages Corporation, a Delaware corporation ("Rock of Ages Delaware" or the "Predecessor Registrant") is filing this Post-Effective Amendment to registration statements on Form S-8, File Nos. 333 - 45617 and 333 - 128474 (the "Registration Statements") pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely to update the Registration Statements as a result of the Registrant's reincorporation in the State of Vermont from the State of Delaware (the "Reincorporation").

The Reincorporation was completed on December 7, 2009 and was effected through a merger of Rock of Ages Delaware with and into Rock of Ages Vermont, a wholly owned subsidiary of Rock of Ages Delaware, with Rock of Ages Vermont as the surviving entity (the "Merger").

Rock of Ages Vermont succeeded to the interests of Rock of Ages Delaware as a result of the Merger.  The Merger was approved by the stockholders of Rock of Ages Delaware at a special meeting of stockholders held on October 15, 2009, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In connection with the Merger, Rock of Ages Vermont assumed the Rock of Ages Corporation Amended and Restated 1994 Stock Plan and the Rock of Ages Corporation 2005 Stock Plan (collectively, the "Plans") and all of the outstanding options under the Plans.  Accordingly, each outstanding option and other award relating to shares of Rock of Ages common stock became an option to purchase, or an award relating to, the same number of shares of Rock of Ages Vermont common stock, subject to the same terms and conditions, including the per share exercise price.

In accordance with Rule 414(d) of the Securities Act, Rock of Ages Vermont, as successor issuer to Rock of Ages Delaware pursuant to Rule 12g-3 promulgated under the Exchange Act, hereby adopts the Registration Statements as its own registration statement for all purposes of the Exchange Act, including, but not limited to, Rock of Ages Delaware most recent annual report on Form 10-K and Rock of Ages Vermont's description of the common stock as set forth on Form 8-A/A. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Rock of Ages Delaware, or by the Registrant as successor issuer, with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 31, 2010;

•	The Registrant's Quarterly Report on Form 10-Q for the quarter ended April 3, 2010 filed with the Commission on May 18, 2010;

•	The Registrant's Current Reports on Form 8-K filed with the Commission on May 11, 2010, May 10, 2010, March 17, 2010 and February 22, 2010; and

•

The description of the Registrant's Class A Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 16, 1997, as amended by Form 8-A/A filed with the Commission on December 15, 2009, and including any amendment or report updating such description of the Class A Common Stock.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to any current report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 8.51(a) of the Vermont Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if the director conducted himself or herself in good faith, and the director reasonably believed in the case of conduct in the director's official capacity with the corporation, that the director's conduct was in its best interests and in all other cases, that the director's conduct was at least not opposed to its best interests, and in the case of any proceeding brought by a governmental entity, the director had no reasonable cause to believe his or her conduct was unlawful, and the director is not finally found to have engaged in a reckless or intentional unlawful act.

Article Eighth of the Registrant's Articles of Incorporation provides for elimination of directors' personal liability and indemnification as follows:

"To the fullest extent now or hereafter permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any action or failure to take action as a director.  Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

In addition, Article VIII of the Registrant's By-Laws (the "By-Laws") provides for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. Article VIII of the By-Laws also permits the Registrant to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the By-Laws would otherwise permit indemnification for that liability.

The Registrant has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1

Articles of Incorporation of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

4.2	Bylaws of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

5.1	Opinion of McLane, Graf, Raulerson & Middleton, Professional Association

23.1	Consent of Grant Thornton, LLP

23.2	Consent of McLane, Graf, Raulerson & Middleton, Professional Association (included in Exhibit 5.1)

99.1

Rock of Ages Corporation 1994 Amended and Restated Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Commission on March 31, 1999)

99.2	Rock of Ages Corporation 2005 Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Commission on June 23, 2005).

99.3

Form of Stock Option Agreement (ISO) for use with the Rock of Ages Corporation 2005 Stock Plan (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the Commission on June 23, 2005).

99.4

Form of Stock Option Agreement (non-qualified) for use with the Rock of Ages Corporation 2005 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the Commission on June 23, 2005).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Graniteville, State of Vermont on the 18th day of May, 2010.

ROCK OF AGES CORPORATION
By:	/s/ Laura A. Plude
Laura A. Plude
Vice President and Chief Financial Officer

Each of the undersigned hereby constitutes and appoints each of Donald M. Labonte and Laura A. Plude, his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kurt M. Swenson Kurt M. Swenson	Chairman of the Board of Directors	May 18, 2010

/s/ Donald M. Labonte Donald M. Labonte	Director, President, and Chief Executive Officer (Principal Executive Officer)	May 18, 2010

/s/ Laura A. Plude Laura A. Plude	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 18, 2010

/s/ Richard C. Kimball Richard C. Kimball	Vice Chairman of the Board of Directors	May 18, 2010

/s/ James L. Fox James L. Fox	Director	May 18, 2010

/s/ Pamela G. Sheiffer Pamela G. Sheiffer	Director	May 18, 2010

/s/ Charles M. Waite Charles M. Waite	Director	May 18, 2010

/s/ Frederick E. Webster Jr. Frederick E. Webster Jr.	Director	May 18, 2010

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1

Articles of Incorporation of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

4.2	Bylaws of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

5.1	Opinion of McLane, Graf, Raulerson & Middleton, Professional Association

23.1	Consent of Grant Thornton, LLP

23.2	Consent of McLane, Graf, Raulerson & Middleton, Professional Association (included in Exhibit 5.1)

99.1

Rock of Ages Corporation 1994 Amended and Restated Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Commission on March 31, 1999)

99.2	Rock of Ages Corporation 2005 Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Commission on June 23, 2005).